Exhibit a.5

APPENDIX A

NUVEEN VIRGINIA PREMIUM INCOME MUNICIPAL FUND

MUNIFUND TERM PREFERRED SHARES, 2.65% SERIES 2015

Preliminary Statement and Incorporation By Reference

This Appendix establishes a Series of MuniFund Term Preferred Shares of Nuveen Virginia Premium Income Municipal Fund. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such MuniFund Term Preferred Shares in that “Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares” dated January 21, 2010 (the “MTP Statement”). This Appendix has been adopted by resolution of the Board of Trustees of Nuveen Virginia Premium Income Municipal Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the MTP Statement.

Section 1. Designation as to Series.

MuniFund Term Preferred Shares, 2.65% Series 2015: A series of Three Million Three Hundred Fifty-Eight Thousand Five Hundred Seventy-Five (3,358,575) Preferred Shares classified as MuniFund Term Preferred Shares is hereby designated as the “MuniFund Term Preferred Shares, 2.65% Series 2015” (the “Series 2015 MTP Shares”). Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the MTP Statement (except as the MTP Statement may be expressly modified by this Appendix), as are set forth in this Appendix A. The Series 2015 MTP Shares shall constitute a separate series of Preferred Shares and of the MuniFund Term Preferred Shares and each Series 2015 MTP Share shall be identical. The following terms and conditions shall apply solely to the Series 2015 MTP Shares:

Section 2. Number of Authorized Shares of Series.

The number of authorized shares is Three Million Three Hundred Fifty-Eight Thousand Five Hundred Seventy-Five (3,358,575).

Section 3. Date of Original Issue with respect to Series.

The Date of Original Issue is January 26, 2010.

Section 4. Fixed Dividend Rate Applicable to Series.

The Fixed Dividend Rate is 2.65%.

Section 5. Liquidation Preference Applicable to Series.

The Liquidation Preference is $10.00 per share.

Section 6. Term Redemption Date Applicable to Series.

The Term Redemption Date is February 1, 2015.

Section 7. Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are the first Business Day of the month next following each Dividend Period except that any dividend paid with respect to any Dividend Period consisting of the month of December in any year shall be paid on the last Business Day of such December.

Section 8. Non-Call Period Applicable to Series.

The Non-Call Period is the period beginning on the Date of Original of Issue and ending at the close of business on January 31, 2011.

Section 9. Liquidity Account Initial Date Applicable to Series.

The Liquidity Account Initial Date is August 1, 2014.

Section 10. Exceptions to Certain Definitions Applicable to the Series.

The following definitions contained under the heading “Definitions” in the MTP Statement are hereby amended as follows:

Not applicable.

Section 11. Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Dividend Period” means, with respect to each Series 2015 MTP Share, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series and ending on and including February 28, 2010 and for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month.

“Optional Redemption Premium” means with respect to each Series 2015 MTP Share an amount equal to:

(A) if the Optional Redemption Date for the Series 2015 MTP Share does not occur during a Rating Downgrade Period but occurs on or after February 1, 2011 and prior to August 1, 2011, 1.00% of the Liquidation Preference for such Series 2015 MTP Share;

(B) if the Optional Redemption Date for the Series 2015 MTP Share does not occur during a Rating Downgrade Period but occurs on a date that is on or after August 1, 2011 and prior to February 1, 2012, 0.5% of the Liquidation Preference for such Series 2015 MTP Share; or

(C) if the Optional Redemption Date for the Series 2015 MTP Share either occurs during a Rating Downgrade Period or occurs on a date that is on or after February 1, 2012, 0.00% of the Liquidation Preference for such Series 2015 MTP Share.

Section 12. Amendments to Terms of MuniFund Term Preferred Shares Applicable to the Series.

The following provisions contained under the heading “Terms of the MuniFund Term Preferred Shares” in the MTP Statement are hereby amended as follows:

Not applicable.

Section 13. Additional Terms and Provisions Applicable to the Series.

The following provisions shall be incorporated into and be deemed part of the MTP Statement:

Notwithstanding anything in Section 2.2(g) of the MTP Statement to the contrary, dividends on the Series 2015 MTP Shares for the first Dividend Period for such Series shall be paid to Holders of shares of such Series as their names appear on the registration books of the Fund at the close of business on February 15, 2010.

IN WITNESS WHEREOF, Nuveen Virginia Premium Income Municipal Fund has caused this Appendix to be signed on January 21, 2010 in its name and on its behalf by a duly authorized officer. The Declaration and the MTP Statement are on file with the Secretary of State of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Appendix as an officer and not individually, and the obligations and rights set forth in this Appendix are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN VIRGINIA PREMIUM INCOME MUNICIPAL FUND

By:	/s/ Kevin J. McCarthy
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary

[Signature Page to the Appendix Establishing and Fixing the Rights and

Preferences of MuniFund Term Preferred Shares]

Check # 3010 5223

MGL CHAPTER 182

WILLIAM FRANCIS GALVIN

SECRETARY OF THE COMMONWEALTH

CT

BOSTAN MIA

Merge  Y    N

R/A      Y    N

Cons.   Y    N

Pr.Off

Tru